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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

         Date of Report (Date of earliest event reported) April 26, 2001

                              AETHLON MEDICAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Nevada                      0-21846                 13-3632859
(State or other jurisdiction   (Commission File No.)   (IRS Employer I.D. No.)
     of incorporation)

                           7825 Fay Avenue, Suite 200
                            LaJolla, California 92037
                    (Address of Principal Executive Offices)

                                 (858) 456-5777
                          Registrant's Telephone Number

Item 4.  Change in Registrant's Certifying Accountant.

         Aethlon Medical, Inc.'s (the "Company") former principal accountant, McGladrey & Pullen, LLP has declined to stand for re-election.

         On November 1, 2000, Freed, Maxick, Sachs & Murphy PC ("Freed Maxick"), the independent certified public accountants that audited the Company's financial statements for the years ended March 31, 2000 and 1999, merged into McGladrey & Pullen, LLP and subsequently McGladrey & Pullen, LLP became the Company's new auditor. Freed Maxick's reports on the Company's financial statements for the years ended March 31, 2000 and 1999 contained an unqualified opinion with an emphasis paragraph describing an uncertainty as to the Company's ability to continue as a going concern. McGladrey & Pullen, LLP has not issued any report on the Company's financial statements.

          During the two most recent fiscal years that Freed Maxick was engaged as the Company's independent certified public accountants, and through the date on which they merged with McGladrey & Pullen, LLP, there were no disagreements with Freed Maxick on any matter of accounting principles or practices, financial statement disclosure, audit scope or procedure which, if not resolved to its satisfaction, would have caused it to make reference to such disagreement in connection with its report. From the date of their engagement and through the date on which they declined to stand for re-election, there were no disagreements with McGladrey & Pullen, LLP on any matter of accounting principles or practices, financial statement disclosure, audit scope or procedure which, if not resolved to its satisfaction, would have caused it to make reference to such disagreement in connection with a report.

         On May 1, 2001, the Company engaged Squar, Milner, Reehl & Williamson, LLP as its principal accountant. The registrant's Board of Directors has approved the


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decision to engage the new accountants.

         The following exhibit is being filed with the Current Report on Form
8-K:

         Letter dated May 1, 2001 from McGladrey & Pullen, LLP addressed to the Securities and Exchange Commission pertaining to the statements made by the Company in response to Item 4 above.

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                               AETHLON MEDICAL, INC.

Date: May 1, 2001              By: /s/James A. Joyce
                               ------------------------------------------------
                               James A. Joyce, Chairman and Secretary